Exhibit 99.1

PRESS RELEASE

WHIRLPOOL PRESENTS ITS INDUSTRIAL PLAN FOR ITALY AT MINISTRY

OF ECONOMIC DEVELOPMENT

Italy central to the company’s long-term strategies in EMEA.

Whirlpool plans to invest €500M in Italy.

Overall production volumes increase in Italy through creating largest European cooktops factory in Fabriano and largest European Built-in hub in Cassinetta.

Rome, April 16th, 2015 – Today at the Ministry of Economic Development in Rome, Whirlpool Corporation leaders shared the company’s industrial plans for Italy following Whirlpool’s recent acquisition of Indesit Company. Whirlpool executives met with government officials and national union representatives. Whirlpool senior representatives presented the key elements of the company’s plan, which focuses on achieving a long-term, sustainable business for Whirlpool in the Europe, Middle East and Africa (EMEA) region, and specifically in Italy. Whirlpool’s industrial plan for Italy aims at improving efficiencies and capacity utilization and integrating its manufacturing operations with clearly defined missions and accountabilities.

Whirlpool’s €500M of investment in process, product and R&D in Italy over the next four years, largely exceeds what was originally committed by Indesit in 2013, further underpinning Italy’s central role for Whirlpool’s business in the region. A large portion of this investment will be targeted at developing a specialized and efficient network of factories and innovative product platforms, while increasing at the same time the current volumes of production based in Italy. It also reinforces Italy’s role as a Research and Development (R&D) hub, attracting more than 70 percent of Whirlpool EMEA’s R&D spending. This move confirms Whirlpool’s geographical presence throughout all of the current Italian regions where Indesit-Whirlpool factories are located.

Such investments in advanced and technology-rich R&D activities are also expected to deliver substantial benefits to the local communities, which will be impacted by strategic investments that focus on innovation and long-term business sustainability.

“We are excited about the unique opportunity we have today to expand Whirlpool’s global leadership to the EMEA region as well” said Davide Castiglioni, Vice President Manufacturing and Supply Chain for Whirlpool EMEA. “I am confident that the industrial plan we presented will allow us to become competitive and sustainable in the long run. Whirlpool has demonstrated multiple times in the past its ability to create value through successful acquisitions and we are highly confident that the ongoing integration will deliver strong returns to our shareholders and even better products to our customers”.

The plan presented today will be discussed in more detail with the stakeholders involved, in particular we have invited the workers’ representatives and unions to a first deep-dive meeting on April 20th. The closure of the Carinaro plant and the None R&D facility, together with the consolidation of the Built-in hub in Cassinetta and the creation of the largest European hobs factory in Fabriano with the integration of the Albacina and Melano factories, are part of the plan.

Additional redundancies to those already existing at the moment of the acquisition were kept to the lowest possible level. In that sense there are an estimated 250 further redundancies in factories and 150 in R&D. As per Whirlpool’s industrial relations model, the company is immediately available to an open and transparent dialogue with all the stakeholders in order to define next steps. An overarching principle of the plan is to minimize the impact on people and communities. As a consequence, within the implementation of the plan Whirlpool is willing to consider and discuss solutions that aim at avoiding unilateral terminations until the end of 2018 in line with the spirit of Piano Italia.

The presentation of the industrial plan is a key milestone of the integration of Indesit and Whirlpool. This journey will take the newly combined business into a sustainable future, with a strong presence in Italy. We are firmly committed to building that future together with all the parties involved.

About Whirlpool Europe, Middle East & Africa (EMEA):

With approximately 26,000 employees, a sales presence in more than 30 countries in Europe, Middle East and Africa and manufacturing sites in nine countries, Whirlpool EMEA is an operating segment of Whirlpool Corporation. Whirlpool Corporation is the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 100,000 employees and 70 manufacturing and technology research centers throughout the world in 2014. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in more than 170 countries. Whirlpool Corp.’s European Operations Center is located in Comerio (VA), Italy. Additional information about the company can be found at WhirlpoolCorp.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relating to the industrial plan and the anticipated actions, charges and benefits pursuant to such plan constitute “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current expectations regarding future events and speak only as of the date of this press release. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance and will not necessarily be accurate indications of whether or not, or the times at or by which, events will occur. Actual performance may differ materially from that expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the risk that the Company will not be able to implement the industrial plan in whole or in part and that expected synergies will not be realized. In addition to these risks, reference should also be made to the factors discussed under “Risk Factors” in Whirlpool Corporation’s periodic filings with the Securities and Exchange Commission. Although the forward-looking statements contained in this press release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this press release and, except as expressly required by applicable law, Whirlpool Corporation assumes no obligation to update or revise them to reflect new events or circumstances.

For additional information:

Alessandro Magnoni// +393485910922//alessandro_magnoni@whirlpool.com

Pierre Yves Ley // +39 335 7277266 //pierre_ley@whirlpool.com